ESTEEM WIRELESS MODEMS

PRESS RELEASE

Electronic Systems Technology Receives Order from
City of Kennewick, Washington for Wireless Network

KENNEWICK, WASHINGTON --- April 22, 2005 --- Electronic Systems Technology, Inc. (EST) (OTCBB: ELST), a manufacturer of wireless communications hardware, received an order from the City of Kennewick, WA for the ESTeem(TM) 195Eg 802.11g Mobile Data Computer (MDC) System. The city wide MDC system will provide an affordable high speed wireless mobile data network allowing real-time high speed wireless access to local and state databases for the Kennewick Fire and Police Departments.

The ESTeem 195Eg wireless modem network provides 54 Mbps RF data rate in the 2.4 GHz unlicensed spectrum. Utilizing an advanced, industrial hardened case, the 195Eg can be field deployed and directly outdoor pole mounted. With Power over Ethernet capability and internal lightning arrestor, expensive feedlines and external lightning arrestors can be eliminated, reducing system cost and signal-loss. The 195Eg has the integral digi-repeater feature that creates a Mesh network without hardwiring individual Access Points to further reduce the cost of large scale wireless networks and allow ease of installation. The 195Eg can also be used as a mobile Client in the wireless Mesh network for seamless roaming.

"The 5 to 7 mile range, programming flexibility, ease of installation and mobility can solve many problems for large geographical applications and harsh environments in the Public Safety market," states Tom Kirchner, President. "The Model 195Eg provides Ethernet data rates to applications that historically use low speed narrow band and spread spectrum radios", adds Kirchner.

The typical return on investment for the ESTeem wireless LAN is 6 months to 2 years depending on the application. With the increased bandwidth available from the Model 195Eg, other devices can be layered on a user’s wireless LAN such as video monitoring and Voice over IP for remote emergency phone needs.

Electronic Systems Technology, a publicly held Corporation since 1984, was the first company to develop the wireless modem and receive the United States and Canadian patents for this technology.

Contact EST Marketing for more details.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM